1. PURPOSE Schneider National, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to communicate its expections of Ascociates and establish the standards and processes that apply regarding trading in the Company’s securities and, generally, compliance with federal insider trading laws. While the policies and procedures that are included in thie Poilicy are intended to assist and provide guidance with complying with the requirements of the federal securities laws, it remains the obligation of each Associate to ensure their compliance with all laws, rules and regulations, both federal and state, which pertain to trading in the Company’s securities. 2. SCOPE This Policy applies to all Section 16 Individuals (as defined below), Designated Insiders (as defined below) and Associates of the Company (even if they have not been designated a “Designated Insider”), as well as their respective Immediate Family Members (defined below), and any other individuals whom the Compliance Officer (defined below) may designate as being subject to this Policy (collectively referred to in this Policy as “covered persons” and sometimes individually referred to as an in this Policy as an “Insider”). Except as provided below, this Policy applies to any and all transactions in the Company’s securities, including purchases, sales and bona fide gifts of common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a trust account, a retirement account, margin account or any other holding arrangement. 3. SPECIFIC GUIDANCE A. Generally Prohibited Activities. The following activities are prohibited for all covered persons, including all Associates of the Company, whether or not they are Section 16 Individuals or Designated Insiders. 1. Trading in Company Securities. All covered persons, whether or not they are an Insider under this Policy, may not buy, sell, or otherwise trade in Company securities while aware of material nonpublic information concerning the Company. In addition, it is the policy of the Company that the Company will not engage in transactions in its own securities while it is aware of material nonpublic information relating to the Company or Company securities. 2. Tipping. Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as INSIDER TRADING POLICY

”tipping” and is illegal. Therefore, no covered person under this Policy may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or Associate of the Company, unless required as part of that covered person’s regular duties for the Company or such activity has otherwise has been authorized by the Compliance Officer. 3. Giving Trading Advice. No covered person covered under this Policy may give trading advice of any kind about the Company to anyone, whether or not such person is aware of material nonpublic information about the Company, except that covered persons should advise other covered persons not to trade if such trading might violate the law or this Policy. 4. Engaging in Short Sales. No covered person may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade. Shorting, or short-selling, is when an investor borrows shares and immediately sells them, hoping he or she can buy shares later at a lower price to replace the shares that were borrowed, return those shares to the lender and retain the profit from the two transactions. 5. Engaging in Derivative Transactions. No covered person may engage in transactions involving puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore, create the appearance that the covered person engaged in the transaction based on material nonpublic information. 6. Hedging. No covered person may engage in hedging transactions involving swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the covered person engaged in the transaction based on material nonpublic information. 7. Trading in Securities of Other Companies. No covered person may, while in possession of material nonpublic information about any other public company gained in the course of his or her employment with the Company, (a) trade in securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning the Company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company. Unless expressly approved in writing by the Compliance Officer, Section 16 Individuals or Designated Insiders may not trade in the securities of any public company which is a direct or indirect competitor of the Company. B. Additional Restrictions Applicable to Section 16 Individuals and Designated Insiders. 1. No Section 16 Individual or Designated Insider (each as defined below) may trade in Company securities outside of the Company trading window described in Section 5.B below. 2. No Section 16 Individual or Designated Insider may trade in Company securities unless the trade(s) have been precleared by the Compliance Officer in accordance with the procedures set forth in Section 5.C.1 below. 3. No Section 16 Individual or Designated Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Section 16 Individual or Designated Insider is aware of material nonpublic information or when the Section 16 Individual or Designated Insider is otherwise not permitted to trade in Company securities. C. Exceptions. The prohibited activities discussed in this Section 3 do not apply to: 1. Exercises of stock options issued by the Company or similar equity awards, including the sale or withholding of shares in satisfaction of any tax withholding obligations, provided that any Company securities acquired pursuant to such exercise may not be sold upon such exercise or purchase while the Insider is in possession of material nonpublic information, subject to a special trading blackout or, with respect to Section 16 Individuals and Designated Insiders, while the Company’s trading window is closed; provided however, that exercises of stock options which involve a broker-assisted or other sale of Company securities in conjunction with the exercise are not exempted from this Policy. . 2. Purchases or sales of Company securities that are made by Insiders pursuant to an approved Rule 10(b)(5)-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section 7). 4. DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC A. Definition of “Material” Information. 1. There is no bright line test or rigid formula under the federal securities laws for determining whether particular information regarding a publicly traded company is “material”. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information. There are certain types of information that the SEC recommends that traders review carefully for inside status, such as earnings information, offers, new products or discoveries, etc. But enforcement authorities and the courts both reserve the right to decide materiality based on the nature of the information traded upon. 2. In general, information about the Company should be considered to be “material” if: i. A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or ii. The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material. 3. It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities. 4. While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material: a) Financial results, especially quarterly and year-end earnings or significant changes in financial results or liquidity; b) Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries. c) New major contracts, orders, suppliers, customers, or finance sources, or the loss of same. d) Major announcements of new service offerings or capabilities or significant developments in the Company or its service offerings or capabilities. e) Significant changes or developments in the Company’s fleet or network, including significant maintenance issues or vehicle recalls. f) Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts. g) Significant changes in senior management. h) Actual or threatened major litigation, or the resolution of such litigation. i) The contents of forthcoming publications that may affect the market price of Company securities. j) Significant changes in Company strategy or objectives. k) Changes in ownership that may affect control of the Company; l) An imminent change in the Company’s debt or credit rating by a rating agency. m) Significant changes in the Company’s cash flow or liquidity position. n) Significant new ventures. o) Significant regulatory developments or changes affecting the Company or its operations. p) Significant cybersecurity incidents. B. Definition of “Non-public” Information. Information is “nonpublic” if it has not been disclosed generally to the public or disseminated to investors through a widely circulated news or wire service (such as Business Wire, Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the ”SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information. C. Consult the Compliance Officer For Guidance. Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities. 5. ADDITIONAL PROVISIONS FOR SECTION 16 INDIVIDUALS AND DESIGNATED INSIDERS A. Definitions of Section 16 Individuals and Designated Insiders. 1. “Section 16 Individual” –Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their Immediate Family Members. Section 16 Individuals are also Designated Insiders. 2. “Immediate Family Member” – The parent, spouse or child (by blood or adoption) of an Insider, persons financially supported by the Insider, or any other individual(s) living in the primary residence of an Insider, regardless of whether such other individual(s) is related or unrelated to the Insider; provided, however, that with regard to persons who are receiving financial support from the Insider or living in the primary residence of an Insider, will be considered an Immediate Family Member only for so long as such individual(s) is receiving financial support or living in the primary residence of the Insider. 3. “Designated Insiders” – The following individuals are Designated Insiders because of their position with the Company and their possible access to material nonpublic information: a. Members of the Board of Directors of the Company b. The Chief Executive Officer (“CEO”) of the Company c. The Chief Financial Officer (“CFO”) of the Company d. The General Counsel of the Company e. Any individual who is a Direct Report to the CEO or CFO f. Section 16 Individuals g. Any other individual designated from time to time by the Company or the Board of Directors as a Designated Insider. B. The Trading Window 1. Trading Only While Trading Window is Open. Section 16 Individuals and Designated Insiders may buy, sell or trade in Company securities only while the Company’s trading window is open. In general, the Company’s trading window opens after the close of trading on the first full trading day on the NYSE following the Company’s public announcement of quarterly or annual earnings or results with respect to such fiscal quarter or the preceding fiscal year, as applicable, and remains open through the day that is ten calendar days prior to the end of each fiscal quarter. Thus, if the Company’s results are released before markets open on a Monday, the first day on which Designated Insiders and their Immediate Family Members may trade would be upon market open on Tuesday of that same week, If the Company’s results are released after markets close on a Monday, the first day on which Designated Insiders and their Immediate Family Members may trade would be on Wednesday of that same week. 2. No Trading While Aware of Material Nonpublic Information. Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Designated Insider who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until the close of trading on the first full trading day following the Company’s widespread public release of such information and then, only after the Section 16 Individual or Designated Insider has received pre-clearance for their trade from the Compliance Officer. 3. Exceptions or Hardship Cases. The Compliance Officer may, on an exceptional basis, authorize a Section 16 Individual or Designated Insider to trade in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to a financial hardship or other hardship, but only in accordance with the procedures set forth in Section 5.C.2 below. 4. Special Blackout Periods For Anticipated Material Events. The Compliance Officer may, in his or her sole discretion: a. extend indefinitely any quarterly blackout period; b. declare and implement a special blackout period of any duration determined by the Compliance Officer which is applicable to certain Insiders; c. declare a general suspension of trading either following or in anticipation of the occurrence of a potentially material event involving or impacting the Company (e.g., a merger, acquisition or any other significant Company action or unforeseen event). In any such case, the Compliance Officer shall notify those Insiders to whom such special blackout period or trading suspension applies. C. Procedures for Pre-clearance of Trades and Hardship Cases 1. Individual Trades. No Section 16 Individual or Designated Insider may trade in Company securities until: a. such Insider has contacted the Compliance Officer and requested pre- clearance to trade in written or electronic form, at least one (1) business day prior to the Insider’s proposed trade(s), and informed the Compliance Officer of the amount and nature of the proposed trade(s); b. such Insider has certified to the Compliance Officer in written or electronic form, not less than one business day prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company; and c. such Insider has received pre-clearance to trade in written or electronic form from the Compliance Officer. 2. Required Pre-Clearance of Trades. Before any Section 16 Individual or Designated Insider engages in any transaction involving Company securities, such individual must pre-clear the proposed transaction with the Compliance Officer. Until the Compliance Officer provides pre-clearance for the proposed transaction, such Section 16 Individual or Designated Insider shall not execute any transaction. If the Section 16 Individual or Designated Insider receives pre-clearance, he or she will have a period of time that is established by the Compliance Officer (generally, four business days following the day pre-clearance is received) (the “Pre-clearance Trading Period”) to execute his or her cleared transaction. For example, if a Designated Insider receives pre-clearance for an open market sale from the Compliance Officer on a Tuesday and the Compliance Officer establishes a four business day Pre-clearnace Tradning Period, that Designated Insider would have until the end of trading on Monday of the following week to execute the transaction. If for any reason the transaction is not completed within the Pre-clearance Trading Period, the Designated Insider must again request and obtain pre- clearance from the Compliance Officer before the Designated Insider may engage in any trading of Company securities. 3. Duration of Clearance To Trade. Beginning on the day Section 16 Individual or Designated Insider receives preclearance, and until the expiration of the Pre- clearance Trading Period, provided that the facts referred to in Section 5.C.1.b remain correct and unchanged, the Insider may execute the trade(s) which have been pre-cleared by the Compliance Officer. Once the Pre-clearance Trading Period has expired, a new certification pursuant to Section 5.C.1 must be given by the Section 16 Individual or Designated Insider and a new Pre-clearance Trading Period established by the Compliance Offier in order for that individual (or their immediate family member) to trade in Company securities. 4. Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardship only after: a. the Insider seeking to trade has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and b. the Insider seeking to trade has certified to the Compliance Officer in writing that he or she is not aware of material nonpublic information concerning the Company. 5. Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, the Compliance officer must first obtain pre-clearance to trade, in written or electronic from, from the Chief Executive Officer or the Chief Financial Officer of the Company. 6. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Insiders, hardship applicants or the Compliance Officer. 7. Required Preclearance of Trades by Certain Family Members of Section 16 Individuals and Others. Under the securities laws, Company securities which are held in the name of the spouse or minor children of Section 16 Individuals will generally be regarded as beneficially owned by the Section 16 Individual. In addition, Company securities held in the name of other persons who are members of the household of a Section 16 Individual or who are financially supported by a Section 16 Individual (regardless of whether such other persons are related or unrelated to the Section 16 Individual), will be presumed to beneficially owned by the Section 16 Individual. Therefore, trades in Company securities by any spouse, minor children or other persons who are members of the household, or who are financially supported by, the Section 16 Individual, must be precleared in accordance with the procedure in Section 5.C.1 of this Policy. 8. Procedures for Certain Repurchases of Company Common Stock by the Company. From time to time, the Company may seek to repurchase shares of its own common stock. Except for repurchases of Company common stock that are carried out pursuant to a Rule 10b5-1 trading plan that has been established by the Company, the Company may repurchase shares of its common stock only: (i) while the Company’s trading window is open, as described in Section 5.B.1, and the Compliance Officer has not declared any special blackout period, as described in Section 5.B.4 and (ii) if the Compliance Officer, after consulting with the Company’s Chief Executive Officer and Chief Financial Officer, determines that the Company is not aware of material nonpublic information relating to the Company or its common stock. In addition, the Company may establish Rule 10b5-1 trading plans only when the conditions described in the preceding sentence are met. 9. Former Section 16 Officers. Upon the retirement, resignation, termination of a Section 16 Individual or any other change in his or her relationship with the Company such that the Section 16 Individual is no longer a Section 16 Individual, the Section 16 Individual must continue to pre-clear any proposed transaction in Company securities with the Compliance Officer for a period of six months following such retirement, resignation or termination. D. Short-Swing Trading Section 16 Individuals and Designated Insiders are subject to the Securities and Exchange Commission’s short-swing profit regulation, which requires company insiders to return any profits to the Company made from the purchase and sales of company securities if both transactions occur within a six month period (so called “short-swing profits”). 6. COMPLIANCE OFFICER The Company has designated its General Counsel as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following: i. Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures. ii. Responding to all inquiries relating to this Policy. iii. Reviewing and either approving or denying all proposed trades by Insiders in accordance with the procedures set forth in Section 5.C.1 above. iv. After discussion with the Company’s CEO and CFO, designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities. v. Ensure that this Policy and other appropriate materials are made available to Insiders. vi. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations. vii. Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities.

viii. Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate. The Compliance Officer may delegate all or any of his or her duties under this Policy to one or more individuals whom the Compliance Officer has dsesignated to perform such duties in the event that the Compliance Officer is unable or unavailable to perform such duties. 7. RULE 10B5-1 TRADING PLANS A. General Information. Under SEC Rule 10b5-1 of the Securities Exchange Act of 1934 (codified at 17 CFR 240.10b5-1) an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information; provided that the individual has acted in good faith with respect to such plan. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which any covered Company securities are to be traded or the date of any future trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. (Such contracts, irrevocable instructions and plans are commonly referred to and, referred to in this Policy, as “Rule 10b5-1 plans”. ) Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, process and timing of purchases or sales of Company securities and thus, limit flexibility and discretion. In addition, once a 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan. Accordingly, while some individuals may find Rule 10b5-1 plans useful, they may not be suitable for all Insiders. B. Plan Rules and Requirements. 1. Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, any Section 16 Individual or Designated Insider who desires to establish, terminate, modify, alter or suspend a Rule 10b5-1 plan which directs trading in Company securities must first receive approval from the Compliance Officer. Section 16 Individuals wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section 5.C.1 above. 2. Material Nonpublic Information and Special Blackouts. Any Section 16 Individual or Designated Insider desiring to establish, modify or terminate a Rule 10b5-1 plan must establish, modify or terminate that plan at a time when he or she is not aware of any material nonpublic information about the Company and not otherwise subject to a special trading blackout. 3. Trading Window. Section 16 Individuals and Designated Insiders may only establish, modify or terminate a Rule 10b5-1 plan during the period when the Company’s trading window is open. 4. Termination of Plans. Rule 10b5-1 plans must provide for mandatory and prompt suspension or termination (i) if any sale violates, or in the opinion of Company counsel, is likely to violate applicable law; (ii) to comply with a lock- up agreement in connection with a securities offering; or (iii) if legally or contractually required (for example due to compliance with Rule 144, Section 16 or any other rules applicable to the Insider). 5. Minimum 90 Day Cooling-Off Period. Pursuant to SEC rules, Rule 10b5-1 plans must include a cooling-off period before trading can commence that, for Designated Insiders and any other person who is an “officer” of the Company within the meaning of the SEC’s Rule 16a-1(f), ends on the later of: (i) 90 days after the adoption of the Rule 10b5-1 plan or (ii) two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan). For persons other than Designated Insiders, the cooling-off period end 30 days following the adoption or modification of the Rule 10b5-1 plan. 6. Trades Outside Plans While In Effect. Following receipt of approval of a Rule 10b5-1 plan, any trades in the Company’s securities outside of the approved plan by any Section 16 Individual or Designated Insider remains subject to pre-approval by the Compliance Officer. 7. Plan Design. All Rule 10b5-1 plans must meet the requirements of SEC Rule 10b5-1 including the requirement that the 10b5-1 plan either: a. Specify the amount, price (which may include a limit price) and specific dates of purchases or sales covered under the plan; or b. Include a formula or similar method for determining amount, price and date; and c. Other than terminating the plan as permitted by law, plans must not permit the Insider to exercise subsequent influence over purchases and sales. In order to avoid the evidentiary difficulty associated with proving that a covered person did not communicate with his or her broker to direct or influence any trades which are made on the covered person’s behalf pursuant under a Rule 10b5-1 plan, Rule 10b5-1 plans that authorize a broker to determine whether, how and when to make trades in the Company’s securities are prohibited. 8. Plan Term. Rule 10b5-1 plans must generally provide for a minimum term of one month and a maximum term of two years. 9. Multiple Plans Prohibited. Subject to certain limited exceptions which are specified in SEC Rule 10b5-1, Associates (including Designated Insiders) are prohibited from adopting multiple or overlapping Rule 10b5-1 plans. 10. Limitation on Single-Trade Plans. Subject to certain limited exceptions specified in SEC Rule 10b5-1, covered persons may enter into only one Rule 10b5-1 plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period. 11. Hedging Transactions. The inclusion of hedging transactions in any plan are prohibited.

12. Designated Insider and Officer Representation. Designated Insiders and any other person who is an “officer” of the Company within the meaning of the SEC’s Rule 16a-1(f), must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in SEC Rule 10b-5. 13. Good Faith Requirement. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Although modifications to an existing Rule 10b5-1 plan are not prohibited, a Rule 10b5-1 plan should be adopted with the intention that it will not be modified, suspended or terminated prior to expiration of the 10b5-1 plan. C. Additional Rule 10b5-1 Plan Administration Guidelines. The following additional guidelines will apply to all Rule 10b5-1 plans entered into by Section 16 Individuals or Designated Insiders: 1. To eliminate any perception that an Insider is inappropriately communicating with or influencing his or her broker, all Section 16 Individuals and Designated Insiders are strongly encouraged to use the broker approved by the Company to implement plans, rather than their own broker. 2. Insiders will generally be approved to execute one modification, suspension, or termination of a Rule 10b5-1 Plan every sixty (60) calendar days. 3. Should an Insider be granted permission to terminate a Rule 10b5-1 plan, the Insider will be subject to a thirty (30) day cooling off prior to entering into a new Rule 10b-5-1 plan. 4. Under current SEC rules, the adoption, modification or suspension of a Rule 10b5-1 plan by a Section 16 Individual is not required to be publicly disclosed. Nevertheless, the Company may, in its sole discretion, voluntarily disclose the adoption, modification or suspension of any 10b5-1 plan by any covered person as an act of good fatih. 5. The Company and the Company’s Designated Insiders (and any other person who is an “officer” of the Company within the meaning of the SEC’s Rule 16a- 1(f)) must make certain disclosures in SEC filings concerning trades which are executed pursuant to Rule 10b5-1 plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. 8. POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS A. Civil and Criminal Penalties. The consequences of insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge any profit made or any loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay significant civil or criminal penalties. B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any covered person may, in the case of a director, subject the director to dismissal proceedings and, in the case of any other covered person, subject the covered person to disciplinary action by the Company up to and including termination for cause. C. Reporting of Violations. Any covered person who violates this Policy or any federal or state law governing insider trading or tipping, or any covered person who knows of any such violation by any other covered person, must report the violation immediately to any of the following: (i) the Compliance Officer; (ii) the Company’s General Counsel; (iii) an appropriate executive of the Company; (iv) the Ethics hotline; or (v) any member of the Board of Directors. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Chief Executive Officer and Chief Financial Officer and, where appropriate, the Chair of the Audit Committee of the Board of Directors of the Company, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority. No covered person will be subject to retaliation because of a good faith report of a suspected violation. 9. ACKNOWLEDGMENT This Policy will be available to all Assocaites and provided to all Section 16 Individuals and Designated Insiders. Upon first receiving a copy of this Policy or any revised versions and at regular intervals as determined by the Company, at the Company’s discretion, each Section 16 Individual or Designated Insider may be required to sign an acknowledgement that he or she has received a copy of this Policy and agrees to comply with its terms. ________________________________________________________________ Owner. Legal Created: 1/1/2017 Last Revised: 2/27/2023 Last Reviewed: 2/27/2023 For internal associate use only. Do not share or distribute externally.